Exhibit 10.37

ACCELERANT HOLDINGS

SHARE INCENTIVE PLAN

SHARE OPTION AGREEMENT

Any capitalized terms used but not defined in this Share Option Agreement (the “Option Agreement”) shall have the meanings ascribed to such terms in the Accelerant Holdings Share Incentive Plan (as amended from time to time, the “Plan”). In case of discrepancy between the Option Agreement and the Plan, the latter shall prevail.

I. NOTICE OF SHARE OPTION GRANT

Name:

Address:

United States

The Holder named above has been granted an Option to purchase common shares (“Shares”) of Accelerant Holdings, a Cayman Islands company limited by shares (the “Company”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Exercise Price per Share:

Total Number of Shares Granted:

Total Exercise Price:

Type of Option:	X Incentive Stock Option X Nonqualified Option

Term/Expiration Date:

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

The Option shall become vested and exercisable as to twenty-five percent (25%) of the Shares subject to the Option on the one-year anniversary of the Date of Grant and six and one-quarter percent (6-1/4%) of the Shares subject to the Option on the first day of each of the 12 calendar quarters beginning after such anniversary, provided that (i) Holder continues to be a

Service Provider through each such date, and (ii) the Company’s initial public offering of its Shares closes on or prior to the 30th calendar day following the Date of Grant. In the event that the Company’s initial public offering does not close on or prior to the 30th calendar day following the Date of Grant, the Option shall be forfeited for no consideration.

Notwithstanding the foregoing, upon the occurrence of a Change in Control while Holder continues to be a Service Provider, the Option shall become vested and exercisable as to one hundred percent (100%) of the Shares subject to the Option.

Termination and Exercise Period:

Any unexercised portion of the Option shall immediately terminate upon Holder becoming a Bad Leaver.

Any unvested portion of the Option shall immediately terminate upon Holder becoming a Good Leaver. Any vested portion of such Option shall be exercisable for thirty (30) days after Holder ceases to be a Service Provider; however, if such cessation of service is due to Holder’s termination by the Company without Cause, Holder’s death, or Holder’s Disability, the vested portion of such Option shall be determined as if Holder had remained a Service Provider for 12 additional months, and any such vested portion of the Option shall be exercisable for six (6) months after Holder ceases to be a Service Provider and shall terminate thereafter. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in the Plan.

For purposes of this Option Agreement:

“Affiliate”, when used with reference to any Person, means any other Person (i) Controlled by such first Person, (ii) capable of Controlling such first Person, or (iii) with which such first Person is under the common Control of another; provided that any Person serving as the investment advisor to or manager of a limited partnership shall be deemed an Affiliate of such limited partnership.

“Bad Leaver” means Holder is terminated as a Service Provider for Cause, or Holder ceases being a Service Provider at a time when Cause exists, as determined by the Committee in good faith.

“Bad Leaver Call Option Price” means, with respect to the Holder’s Called Securities, an aggregate amount equal to the lesser of (i) the Fair Market Value of such Called Securities, and (ii) the Original Value of such Called Securities, in each case net of any applicable withholding tax.

“Business Interests” means any business ventures in which the Company or any Subsidiary is entitled to a share of the revenue or profits, any minority equity interests, or any other business including, but not limited to, managing general agencies (MGAs), brokers or other insurance intermediaries in each case which the Company or any Subsidiary holds an interest in (whether or not Controlling).

“Call Notice” means written notice delivered in accordance with the terms set forth in Section 5.

“Call Option” means the Company’s call option pursuant to the terms and conditions set forth in Section 5.

“Called Securities” means vested Shares in respect of which a Calling Party has delivered a Call Option under Section 5.

“Calling Party” means the Company and/or its designees.

“Cause” means (a) “Cause” as defined in any Company Agreement, or (b) in the absence of any such definition, Holder’s (i) commission of a felony or a crime involving moral turpitude or commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers, vendors or Service Providers, (ii) substantial and repeated failure to perform duties of the office held by Holder as reasonably directed by the Company (other than as a result of Holder’s Disability), (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or any of their customers, vendors or Service Providers, (iv) conduct which could reasonably be expected to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (v) material breach of any Company Agreement and/or (f) material failure to observe policies or standards regarding employment practices (including non-discrimination and sexual harassment policies) as approved by the Company from time to time.

“Closing” means the closing of a purchase of vested Shares pursuant to the terms and conditions set forth in Section 5.

“Company Agreement” means any employment agreement, consulting agreement, offer letter, non-competition, non-solicitation, confidentiality, intellectual property or other restrictive covenant agreement or any other similar agreement between Holder and the Company or any of its Subsidiaries.

“Confidential Information” information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Subsidiary for the time being confidential to the Company or any Subsidiary and trade secrets including, without limitation, technical data and know-how relating to the business of the Company, any Subsidiary or any of their business contacts, including in particular (by way of illustration only and without limitation) any contracts between the Company and/or any Subsidiary and any of their business partners, rate filings overseen by the Company and/or any Subsidiary or its managing general agencies, underwriting data, any other general non- public information shared by managing general agency partners with the Company or any Subsidiary, and details of reinsurance schemes.

“Control” means, in respect of any Person, the power to manage or govern such Person, or to appoint the managing and governing bodies of such Person or a majority of the members thereof, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner).

“Data” means Holder’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Options, Option Shares or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor.

“Disability” means the disability of Holder caused by any physical or mental injury, illness or incapacity as a result of which Holder is, or is reasonably expected to be, unable to effectively perform the essential functions of Holder’s duties for a substantially continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Committee in good faith.

“Fair Market Value” means, with respect to any Called Securities in connection with the exercise of the Call Option, the cash proceeds that the holder of such Called Securities would be entitled to receive following a hypothetical sale (and such hypothetical sale shall be deemed as between a willing vendor and a willing purchaser of all of the issued Shares in the open market by arm’s length private treaty for cash payable in full on completion), as at the date of delivery of the Call Notice as agreed between the Board and the Holder within thirty (30) days of the delivery of the Call Notice.

“Good Leaver” means Holder ceases being a Service Provider under circumstances that do not cause Holder to be or become a Bad Leaver.

“Good Leaver Call Option Price” means, with respect to the Holder’s Called Securities, an aggregate amount equal to the Fair Market Value of such Called Securities, net of any applicable withholding tax.

“Group” means the Company and its Subsidiaries, and Group Company shall be construed accordingly.

“Intellectual Property” means any discovery, formula, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any proprietary information.

“Option Shares” means any Shares acquired upon the exercise of any part of the option granted under this Option Agreement.

“Original Value” means, with respect to any Called Securities in connection with the exercise of the Call Option, the actual amount of consideration paid to the Company for such Called Securities at the time of exercise of this Option.

“Promised Interest” means any oral or written promise to grant any Options or Option Shares, or any other equity or equity-related interest in the Company or any Subsidiary, including, but not limited to any promise set forth in an offer letter or other agreement with a Subsidiary and/or related oral discussions.

“Required Tax Payment” means such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes and social insurance contributions with respect to any Option exercise, disposition of the Option or disposition of Option Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means providing services to the Company or any of its Subsidiaries as an employee, consultant or director.

“Supplier” means any person, firm, company or other undertaking who or which provides goods or services (other than utilities or administration-related supplies) to the Company or any Subsidiary or Business Interests and with whom the Holder dealt to a material extent at any time during the Relevant Period.

“Tax Date” means a date on which a withholding obligation arises in connection with a Required Tax Payment.

“Termination Date” means the date on which the service of the Manager as an employee of or consultant to the Company or any of its Subsidiaries (based on the terms of his or her employment or service agreement) actually terminates for whatever reason.

“Termination Event” means (i) the Holder is no longer employed or engaged (directly or indirectly) in any manner with the Company or any Subsidiary or Affiliate thereof for any reason (or has given or received notice that such employment or engagement is or will be terminated), or (ii) any Option Shares held by the Holder are transferred (or the Company determines, in its sole discretion, acting reasonably, that such Option Shares are reasonably likely to be transferred) to any Person by reason of the death or bankruptcy of the Holder or otherwise by operation of law, regulation, directive, court order, governmental authority decision, requirement or administrative practice.

“Third Party Information” means confidential or proprietary information received by the Company or a Subsidiary from any of its direct or indirect securityholders, Affiliates and/or another third party.

Option Subject to Acceptance of Agreement:

This Option shall be null and void unless Holder shall accept this Option Agreement by executing this Option Agreement in the space provided below and returning an original execution copy of this Option Agreement to the Company within fifteen (15) days after the date that this Option Agreement is first made available to Holder for execution.

II. AGREEMENT

1. Grant of Option. The Committee hereby grants to the Holder an option (the “Option”) to purchase the number of Shares set forth in the Notice of Share Option Grant, at the exercise price per Share set forth in the Notice of Share Option Grant (the “Exercise Price”), subject to the terms and conditions of this Option Agreement and of the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Share Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A hereto (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Committee may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. As a condition to exercise this Option, Holder must sign any documents reasonably required of a shareholder at or prior to the time of exercise, including, but not limited to, any then in effect lock-up agreement, voting agreement or co-sale agreement. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding, and any other required documents signed by Holder.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with all applicable laws. Assuming such compliance, for income tax purposes Shares shall be considered transferred to Holder on the date on which the Option is exercised with respect to such Shares.

3. Holder’s Representations. In the event the Shares are not registered under the Securities Act at the time all or any portion of this Option is exercised, Holder shall, concurrently with such exercise, deliver to the Company a statement of such investment representations as the Company may require.

4. Restrictive Covenants.

(a) Non-Disparagement. Whether during or after the term of the Holder’s service as an employee of or consultant to the Company or any Subsidiary, the Holder shall not disparage, defame or discredit any member of the Group or any of its direct or indirect securityholders or Affiliates, nor shall the Holder interfere with or disrupt the business activities of any member of the Group or any of its direct or indirect securityholders or Affiliates, or engage in any activity which would have the effect of interfering with or disrupting the business activities of any member of the Group or any of its direct or indirect securityholders or Affiliates; provided, however, that nothing in this subsection (b) or elsewhere in this Agreement shall prevent the Holder from engaging in “whistleblowing” or other activities expressly protected by applicable law, to the extent so protected.

(b) Intellectual Property. In the event that during the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries the Holder generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any Intellectual Property in connection with his or her service as an employee of or a consultant to the partnership or any of its Subsidiaries, the Holder acknowledges that such Intellectual

Property shall be the exclusive property of the Company and its Subsidiaries and the Holder hereby irrevocably waives any right he or she may have to be identified of the owner of Intellectual Property or otherwise obtain any benefit in relation thereto. Notwithstanding the foregoing, the Holder shall (to the extent permitted by law) take all reasonable steps and give all declarations reasonably required or requested by the Company or such Subsidiary to assign the Holder’s entire right, title and interest in and to all Intellectual Property to the Company or its relevant Subsidiary. The Holder acknowledges that the Holder does not now nor has the Holder ever owned, nor has the Holder ever made, any materials prior to the commencement of the Holder’s service as an employee of or consultant to the Company or its Subsidiaries that relate to the Company’s and/or its Subsidiaries’ actual or anticipated business, research and development or existing or planned future products or services.

(c) Third Party Information. The Holder understands that the Company and its Subsidiaries will receive Third Party Information subject to a duty on the Company’s and/or its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries and thereafter, the Holder has held and will hold Third Party Information in the strictest confidence and has not disclosed and will not disclose to anyone (other than personnel and consultants of the Company and its Subsidiaries who need to know such information in connection with their work for the Company or any of its Subsidiaries) or use, except in connection with the Holder’s work for the Company or any of its Subsidiaries, Third Party Information, unless expressly authorized by the Company and/or its Subsidiaries in writing or expressly permitted by law.

(d) Trade Secrets. During the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries, the Holder has not improperly used or disclosed and will not improperly use or disclose any trade secrets or other confidential information, if any, of any former employers or any other person to whom the Holder has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom the Holder has an obligation of confidentiality unless consented to in writing by the former employer or person. The Holder will use in the performance of the Holder’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Holder’s and which is (x) common knowledge in the industry, or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Holder has an obligation of confidentiality, approved for such use in writing by such former employer or person. Furthermore, the Holder acknowledges that in the course of the Holder’s engagement with or service as an employee of the Company or its Subsidiaries that the Holder may become familiar with the Company’s or another member of the Group’s or its Business Interests’ trade secrets and that the Holder has and will become familiar with the confidential information concerning the Company and the other members of the Group or its Business Interests and that the Holder’s services are and will be of special, unique and extraordinary value to the Company and/or its Subsidiaries.

(e) Reasonableness. The Holder acknowledges that the terms of this Section 4 are reasonable and necessary for the protection of the Company, its Subsidiaries, Affiliates and Business Interests and are an essential inducement to the Company’s issuance of the Option Shares to the Holder. Accordingly, the Holder shall be bound by the provisions hereof to the maximum extent permitted by applicable law, it being the intent and spirit of the Parties that the terms of this Section 4 be fully enforceable. However, the Parties further agree that, if any of the provisions of this Section 4 shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

(f) Unique Nature of Services. The Holder acknowledges that the services to be rendered by the Holder to the Company and/or its Subsidiaries and Business Interests are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Holder agrees and consents that if the Holder violates the provisions of this Section 4, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall, to the extent permitted by applicable law, be entitled to seek an injunction to be issued or specific performance to be required restricting the Holder from committing or continuing any such violation without the need to establish irreparable damages to its rights.

5. Call Option. If a Termination Event occurs, the Option Shares held by the Holder will be subject to purchase by a Calling Party on the understanding that, in each case, such Option Shares shall be held by the Calling Party for re-allocation in accordance with Section 5(f) at its election (without obligation) pursuant to the terms and conditions set forth in this Section 5.

(a) Good Leaver. If the Holder is determined to be a Good Leaver in connection with a Termination Event, then on or after such Termination Date the Calling Party shall have the right at its election (but not the obligation) to purchase the Holder’s vested Option Shares acquired pursuant to this Agreement at a price equal to the Good Leaver Call Option Price.

(b) Bad Leaver. If the Holder is determined to be a Bad Leaver in connection with a Termination Event, then on or after the Termination Date the Calling Party shall have the right at its election (but not the obligation) to purchase the Holder’s vested Option Shares acquired pursuant to this Agreement at a price equal to the Bad Leaver Call Option Price.

(c) Procedures. No later than one hundred eighty (180) days following the Holder’s Termination Date, the Calling Party may elect to purchase the Holder’s vested Option Shares or any portion thereof by delivering a Call Notice to the Holder, setting forth the number of Called Securities to be purchased, the aggregate consideration to be paid for such Called Securities and the time and place of the closing of such purchase. For the avoidance of doubt, the Calling Party may unilaterally retract and re-serve a Call Notice at any time until Closing, in the event that the Holder is categorized a Good Leaver, but has carried out any act or omission or the Group becomes aware of any circumstances in relation to the period prior to the Termination Date which would (had such act, omission or circumstances been known at the time of service of the Call Notice) have resulted in such Holder being categorized as a Bad Leaver, as determined by the Board acting in good faith and reasonably.

(d) Closing. The Closing will take place on the date designated by the Calling Party in the Call Notice, which date shall not be more than sixty (60) days after the delivery of such notice. The Calling Party will pay for the Called Securities to be purchased pursuant to the Call Option by delivery of a cheque or cheques payable to or a wire transfer or transfers of immediately available funds to the Holder; provided that the Calling Party shall be permitted to reduce payments to the Holder hereunder by the aggregate of all amounts due to the Company or any of its Subsidiaries or Affiliates by the Holder. The Calling Party will receive the following representations and warranties from the Holder regarding the purchase of the Called Securities: (i) identity; (ii) due authority to execute; (iii) binding obligation / noncontravention of laws and contracts; (iv) good title, free and clear of all liens, claims and other encumbrances; (v) solvency; (vi) subject to Section 5(f), acknowledgement of sufficient consideration in connection with the Call Option (for the avoidance of doubt, once agreed or settled and due to be paid pursuant to this Section 5(d); and (vii) waiver of claims in respect of the Called Securities (and for the avoidance of doubt, excluding claims in connection with the Holder’s employment or service agreement (as applicable)). In the event that the Holder is categorized a Good Leaver at the time of Closing, but has carried out any act or omission or the Group becomes aware of any circumstances in relation to the period prior to Closing which would (had such act, omission or circumstances been known at the time of Closing) have resulted in such Holder being categorized as a Bad Leaver, as determined by the Board acting in good faith and reasonably, within 10 business days following service of notice of such determination by the Board, the Holder undertakes to transfer immediately available funds of an amount equal to the difference between the Good Leaver Call Option Price and the Bad Leaver Call Option Price to the Calling Party (and the notice from the Board shall specify the amount of such difference in price and wire instructions for payment to be made to the Calling Party).

(e) Transfer of Called Securities. At or at any time following the Closing, the Calling Party shall be required to transfer the Called Securities at the direction of the Board to new or existing Holders, or the Company shall hold such Called Securities in reserve for future grants to new or existing Holders from time to time.

(f) Release of Accounts. At Closing, the Board shall (i) release and pay to the Company any unvested distributions with respect to the Option Shares, and (ii) release and pay to the Holder any vested but unpaid distributions with respect to the Called Securities, in each case as determined by the Board.

6. Other Agreements. As a condition to the settlement of any award, the Holder agrees to sign any documents reasonably required of a shareholder, including, but not limited to, any lock- up agreement, voting agreement or co-sale agreement applicable with respect to the Shares under such award. The Holder may continue to hold Shares acquired pursuant to this Option Agreement after the termination of the Holder’s service with the Company and its Subsidiaries.

7. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following or a combination thereof at the election of Holder, if and to the extent permitted by the Committee in its sole discretion:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program if and to the extent adopted by the Company in its sole and absolute discretion; or

(d) surrender of other Shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, but only if accepting such Shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company.

8. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Law.

9. Non-Transferability of Option. This Option may not be transferred or pledged in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Holder only by Holder. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Holder.

10. Term of Option. This Option may be exercised only within the term set out in the Notice of Share Option Grant, and may be exercised during such term only in accordance with the terms of the Plan and this Option Agreement.

11. Tax Obligations. Holder agrees to make appropriate arrangements with the Company (or the Subsidiary employing or retaining Holder) for all Required Tax Payments. Holder acknowledges and agrees that the Company may, in its discretion, refuse to honor any exercise of the Option, refuse to deliver the Shares in respect of any such exercise or deduct Required Tax Payments from any amount then or thereafter payable by the Company to Holder if any Required Tax Payments are not delivered at or prior to the time of exercise.

12. Currency and conversion. Payment of amounts due under this Option Agreement shall be effected in US$, unless the Company determines otherwise in its absolute discretion. Any sums which are appointed, declared, or applied under this Option Agreement and denominated in US$ shall be converted to such other currency as may apply to Holder using the closing rate of exchange as reasonably determined by the Board for the immediately preceding business day in the US.

13. Personal Data. The Company may process Holder’s personal data, and shall do so in accordance with, and for the purposes set out in: (i) the Company’s Employee Privacy Notice, which can be obtained from the Board; and (ii) this Option Agreement. Holder understands and acknowledges that the Company, Holder’s employer and the Company’s other Affiliates hold certain personal information regarding Holder for the purpose of managing and administering this

Option Agreement, including (without limitation) any Data. Holder further understands and acknowledges that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Holder’s participation in this Option Agreement and that the Company and/or any Affiliate may each further transfer Data to any third party assisting the Company in the implementation, administration and management of this Option Agreement. Holder understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

14. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company (and/or the Subsidiary employing or retaining Holder) and Holder with respect to the subject matter hereof, and may not be modified adversely to Holder’s interest except by means of a writing signed by the Company and Holder. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.

15. No Guarantee of Continued Service. HOLDER ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING HOLDER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. HOLDER FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH HOLDER’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING HOLDER) TO TERMINATE HOLDER’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

16. No Right of Participation, Employment or Service. In addition to the provisions set out in Section 5.10 of the ASIP, the following terms shall apply in relation to the Holder and the Option.

(a) The rights and obligations of the Holder under the terms of his or her office or employment with the Company or any Group Company shall not be affected by the Holder’s participation under the Plan.

(b) The value of any benefit realized under the Plan by the Holder shall not be taken into account in determining any pension or similar entitlements.

(c) The Holder shall have no rights to compensation or damages on account of any loss in respect of the Option or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(i) termination of office or employment with; or

(ii) notice to terminate office or employment given by or to,

any Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

(d) The Holder shall have no rights to compensation or damages from any Group Company on account of any loss in respect of the Option or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(i) any company ceasing to be a Group Company; or

(ii) the transfer of any business from a Group Company to any person that is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

(e) The grant of the Option does not confer on the Holder any right to receive any further awards under the Plan at any time.

Holder acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option, subject to all of the terms and provisions thereof. Holder has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all terms and conditions of the Option. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement. Holder further agrees to notify the Company upon any change in the residence address indicated below.

By Holder’s signature below, Holder acknowledges and agrees that the grant of this Option is in full satisfaction of any Promised Interest. Accordingly, Holder hereby irrevocably and unconditionally releases and forever discharges the Company and any Subsidiary, and any successors, assigns, directors, officers, employees, consultants, agents, representatives, members, shareholders and affiliates of the Company and any Subsidiary, from any obligation to issue any securities of the Company or any Subsidiary or any other compensation in respect of the Promised Interest and from all any and all claims, liabilities or obligations, whether now existing or hereafter arising, which in any way relate to or arise out of the Promised Interest.

Holder acknowledges that Holder has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

[Signature page follows]

HOLDER	ACCELERANT HOLDINGS

Signature	By:

Printed Name:	Printed Name:

Address:	Title:

United States

[Signature page to Share Option Agreement]